UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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CentraCore Properties Trust
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CENTRACORE PROPERTIES TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2006
To Our Shareholders:
     Our 2006 annual meeting of shareholders will be held on April 27, 2006, at 11:30 a.m. local time, at The Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida 33410. At the meeting, shareholders will consider and act on the following matters:
1.	Election of two Class II trustees, each for a term of three years;

2.	Ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the 2006 fiscal year; and

3.	Any other business that properly comes before the annual meeting or any postponement or adjournment of the meeting.
     Shareholders of record at the close of business on March 13, 2006 are entitled to notice of and to vote at the meeting and any postponement or adjournment of the meeting.
This is an important meeting. All shareholders are urged to attend the meeting. Whether or not you plan to attend, please mark, sign and date the enclosed proxy and return it promptly. A postage-paid return envelope is enclosed for that purpose. No postage is required if mailed in the United States. If you are a holder of record, you may also cast your vote in person at the annual meeting. If your shares are held at a brokerage firm, you need to provide them with instructions on how to vote your shares.
By order of the Board of Trustees,
David J. Obernesser
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Palm Beach Gardens, Florida
March 28, 2006

ABOUT THE MEETING
PROPOSAL 1 ELECTION OF CLASS II TRUSTEES
GOVERNANCE AND RELATED MATTERS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
ADDITIONAL GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, TRUSTEES AND EXECUTIVE OFFICERS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS FOR NEW BUSINESS
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS

CENTRACORE PROPERTIES TRUST
11376 JOG ROAD, SUITE 101
PALM BEACH GARDENS, FLORIDA 33418
(561) 630-6336
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2006
     This proxy statement contains information relating to our 2006 annual meeting of shareholders to be held on Thursday, April 27, 2006, at 11:30 a.m. local time at The Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida 33410, or at any postponement or adjournment of the meeting. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is April 6, 2006.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, shareholders will be asked:
•	to elect two Class II trustees, each for a term of three years;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006; and

•	to consider and act upon such other business as may properly come before the meeting.
     In addition, our management will report on our performance during 2005 and respond to questions from shareholders.
Who is entitled to vote at the meeting?
     Only shareholders of record at the close of business on the record date, March 13, 2006, are entitled to receive notice of the annual meeting and to vote the common shares held by them at the meeting, and any postponement or adjournment of the meeting. On the record date, there were 11,003,050 common shares outstanding.
What are the voting rights of CentraCore Properties’ shareholders?
     CentraCore Properties’ shareholders will have one vote for each matter properly presented at the annual meeting for each common share owned on the record date. Therefore, if you owned 100 common shares at the close of business on March 13, 2006, you can cast 100 votes for each matter properly presented at the annual meeting.
Who can attend the meeting?
     All shareholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of all the common shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, 11,003,050 common shares were outstanding and entitled to vote and held by approximately 125 shareholders of record. Under Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but are not counted as votes cast “for” or “against” any matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the votes cast has been approved.
     If less than a majority of outstanding common shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.
What are “Broker Non-Votes”?
     “Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on some routine matters for which they do not receive voting instructions, including the uncontested election of trustees. Therefore, brokerage firms may have the authority to vote all shares of our stock that they hold with respect to the proposal to elect the trustee nominees named in this proxy and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. In addition, if other matters are properly brought before the meeting and they are not considered routine under the applicable New York Stock Exchange rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.
Will my shares be voted if I do not provide my proxy?
     If your shares are held in the name of a brokerage firm, they may be voted by your brokerage firm (as described above) even if you do not give the brokerage firm specific voting instructions, except with regard to non-routine matters for which no vote can be cast by your brokerage firm unless you provide them with specific voting instructions in a timely fashion. If you are a registered shareholder, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.
How do I vote?
     You can vote in any of the following ways:
     To vote by mail:
•	Mark, sign and date your proxy card; and

•	Return it in the enclosed envelope.
     To vote in person if you are a registered shareholder:
•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Deliver your completed proxy card or ballot in person.
     To vote in person if your shares are held through a brokerage firm in “street name”:
•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.
     To vote by telephone or electronically if your shares are held through a brokerage firm in “street name”:
•	Please check the voting instruction card provided to you by your brokerage firm or contact your brokerage firm to determine whether you will be able to vote by telephone or electronically; and

•	The deadline for voting by telephone or electronically is 11:59 p.m., EST on April 26, 2006.
     Prior to the annual meeting, we will select one or more Inspectors of Election. These Inspectors will determine the number of common shares represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.
Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the board’s recommendations?
     The enclosed proxy is solicited on behalf of the Board of Trustees. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Trustees. The recommendation of the Board of Trustees is set forth with the description of each item in this proxy statement. In summary, the Board of Trustees recommends a vote:
(1)	“for” the election of the two nominees for Class II trustees;

(2)	“for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year.
     The Board of Trustees does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election and a substitute nominee is designated by the Board of Trustees, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?
     Election of Class II Trustees. A plurality of the votes cast, either in person or by proxy, at the meeting by the holders of our common shares entitled to vote at the annual meeting is required for the election of the two Class II trustees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more of the nominees for Class II trustees will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for trustees.
     Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the common shares present, either in person or by proxy, at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year. A properly executed proxy marked “ABSTAIN” will not be voted, although it will treated as present and entitled to vote and counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the vote.
     Other Items. For any other item which may properly come before the annual meeting, the affirmative vote of a majority of the common shares present, either in person or by proxy, at the annual meeting is required for approval, unless otherwise required by law. A properly executed proxy marked “ABSTAIN” with respect to any of those matters will not be voted, although it will treated as present and entitled to vote and counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the vote.
Who pays for the preparation of the proxy statement?
     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.
     Our principal executive office is located at 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418, and our telephone number is (561) 630-6336. A list of shareholders entitled to vote at the annual meeting will be available for examination by shareholders, for any purpose germane to the meeting, during ordinary business hours beginning ten days prior to the date of the annual meeting, at our principal executive office and at the meeting itself.
PROPOSAL 1
ELECTION OF CLASS II TRUSTEES
     Under the terms of our Declaration of Trust, our Board of Trustees is currently comprised of eight members consisting of three classes of trustees. Class I and Class II have three trustees each and Class III has two trustees. Each year, one class of trustees is elected to serve a three-year term. The current term of the Class II trustees terminates on the date of the annual meeting. The current term of the Class III trustees terminates on the date of our 2007 annual meeting of shareholders, and the current term of the Class I trustees terminates on the date of our 2008 annual meeting of shareholders.
     Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the Class II trustee nominees to the Board of Trustees, namely, Clarence E. Anthony and Donna Arduin, to serve for the ensuing three-year period and until their successors are duly elected and qualified at the 2009 annual meeting of shareholders. Anthony Travisono, a Board of Trustee member since 1998, has decided not to seek re-election for another three-year term, and as a result, he will resign as a member of our Board of Trustees effective at the annual shareholders meeting on April 27, 2006. Mr. Anthony and Ms. Arduin are presently Class II trustees who were elected in 2003 and 2004, respectively. Ms. Arduin succeeded former Class II trustee George R. Wackenhut in October 2004.
     Charles R. Jones and James D. Motta currently serve as Class III trustees. Robert R. Veach, Jr., Richard R. Wackenhut, and Kevin J. Foley currently serve as Class I trustees.
     Mr. Anthony and Ms. Arduin have consented to serve as Class II trustees on our Board of Trustees and the Board of Trustees has no reason to believe that they will not serve if elected. If any nominee for trustee is unable to serve or will not serve, which we have no reason to believe will be the case, the common shares represented by the enclosed proxy card will be voted for any replacement or substitute nominee as may be nominated by the Board of Trustees. With respect to each nominee trustee and trustee continuing in office, the following table sets forth the age, position presently held with us, the year in which the trustee’s current term will expire and the year the trustee first became a trustee.

			Year Term	Initial Election
Name and Class of Trustee	Age	Position With The Trust	Will Expire	To The Board
Class II Trustees
Clarence E. Anthony(1)(3)(4)	46	Trustee	2006	1998
(Nominee)

Donna Arduin(1)(2)	42	Trustee	2006	2004
(Nominee)

Anthony P. Travisono(1)(3)	80	Trustee	2006	1998

Class III Trustees
Charles R. Jones(5)	57	President, Chief Executive Officer, Assistant Secretary and Trustee	2007	1998
James D. Motta (1)(2)(3)(4)(6)	50	Trustee	2007	1998

Class I Trustees
Robert R. Veach, Jr.(1)(2)(3)(4)(5)(6)	55	Chairman of the Board	2008	1998
Richard R. Wackenhut(5)	58	Vice-Chairman of the Board	2008	1998
Kevin J. Foley(1)(6)	58	Trustee	2008	2005

(1)	Member of the independent committee.

(2)	Member of the audit committee.

(3)	Member of the compensation committee.

(4)	Member of the corporate governance and nominating committee.

(5)	Member of the executive committee.

(6)	Member of the investment committee.
Nominees For Class II Trustees
     The following information is provided with respect to the nominees for election as Class II trustees at the annual meeting, as of March 13, 2006.
     Mr. Clarence E. Anthony has been a trustee of ours since 1998, and currently serves as senior vice president, director of government relations of PBS&J, and is an associate board member of the PBS&J Board of Directors. In this capacity, he organizes and directs the firm’s business development activities related to municipal and regional governmental agencies and provides input and insight into the firm’s Board of Directors on related topics. Previously, as mayor of South Bay, Florida, he has been known as a creative and thoughtful leader in his community. Mr. Anthony has been on the forefront of politics in Florida and the nation for the past 19 years culminating with very productive presidencies of the Florida League of Cities and the National League of Cities, respectively. As the National League of Cities’ President, Mayor Anthony served as the chief spokesperson of the oldest and largest organization of municipal officials in the United States, representing more than 1,600 cities and towns, as well as 49 state municipal leagues that are members of NLC. Prior to joining PBS&J, Mr. Anthony was president of his own consulting firm. As president, Mr. Anthony’s responsibilities included performing all duties related to the marketing and management of a small, minority-owned corporation. Services provided included intergovernmental coordination, community outreach, environmental justice, and facilitator. He was a consultant to minority/women-owned businesses along with state and local governmental coordination and representation. Mr. Anthony also served as a director of client management services for another engineering firm prior to joining PBS&J. His duties included developing tactical action plans for client procurement; preparing marketing strategies for all municipal clients; coordinating political and community participation activities for the southeast regions; preparing minority/women-owned business programs; and serving as federal, state, and local government liaison on governmental issues.
     Ms. Donna Arduin has been a trustee of ours since 2004, and is currently a partner with Arduin, Laffer & Moore Econometrics. She served as California Governor Arnold Schwarzenegger’s Director of Finance from November 2003 until October 2004, where she was the Governor’s chief fiscal advisor and was a member of over 70 boards and authorities. Prior to her appointment as Director, Governor Schwarzenegger requested Ms. Arduin to undertake an outside, independent audit of California government and state finances. Prior to working for Governor Schwarzenegger, Ms. Arduin served governors from three additional states, including Florida, New York, and Michigan. Ms. Arduin was Florida Governor Jeb Bush’s Director of the Florida Office of Policy and Budget for five years, where she managed the formulation of the governor’s policy and fiscal recommendations, created the nation’s first interactive “e-budget,” and implemented performance-based budgeting and long-range planning. Additionally, Ms. Arduin served New York Governor George Pataki throughout his first term as First Deputy Budget Director and led his successful efforts to reduce and simplify property taxes in New York and reduce the size of state government. Ms. Arduin also served Michigan Governor John Engler for three years during his first term, as Chief Deputy Director of the Michigan Department of Management and Budget, as well as the executive director of his reinventing government commission and his appointee to the Michigan Municipal Bond Board of Trustees. Ms. Arduin has extensive experience in bringing government spending under control through long-term policy planning and fiscally conservative budgeting. Her Governors have consistently received high marks on the Cato Institute’s fiscal report cards during her tenure with their administrations. A graduate of Duke University, Ms. Arduin graduated magna cum laude with honors in economics and public policy. She worked as an analyst in New York and Tokyo in the private financial markets for Morgan Stanley and Long-Term Credit Bank of Japan.
Trustees Continuing in Office
     The following information is provided with respect to the Class III and Class I trustees continuing in office, as of March 13, 2006.
Class III Trustees
     Mr. Charles R. Jones has served as our President and Chief Executive Officer and as one of our trustees since 1998. Mr. Jones previously served as Senior Vice President, Business Development of Wackenhut Corrections from 1996 to 1998, where he was responsible for business development and marketing, including legislative initiatives, proposal development, facility acquisition strategies, and contract negotiations. Previously, Mr. Jones was a senior investment banker, specializing in structured finance with Rauscher, Pierce, Refsnes, Inc. from 1991 to 1996 and with Drexel Burnham & Lambert, Inc. from 1985 to 1991. Mr. Jones practiced with Peat, Marwick, Mitchell & Co., as a certified public accountant in Denver, Colorado, specializing in the taxation of commercial real estate and financial institutions. Mr. Jones received a B.B.A. in Accounting from the University of Colorado.
     Mr. James D. Motta, a trustee of ours since 1998, is the President of Motta Group, a community development and consulting company located in Fort Lauderdale, Florida. Prior to establishing his company he served as President and Chief Executive Officer of the St. Joe/ARVIDA Company, a master plan community development company with a 45-year history of creating master-planned communities nationwide. With more than 25 years of experience in real estate development, Mr. Motta was responsible for the operations of Arvida’s activities in Florida, Georgia and North Carolina. His other positions with Arvida have included President of Community Development and Executive Vice President and Chief Operating Officer. He is an active member of the

Urban Land Institute and serves on its Recreation Development Council. Mr. Motta is a graduate of the University of Florida and a licensed general contractor and licensed real estate broker in the State of Florida.
Class I Trustees
     Mr. Robert R. Veach, Jr., has been a trustee of ours since 1998, and was elected Chairman of our Board of Trustees in September 2002. Mr. Veach is an attorney in private practice in Dallas, Texas, specializing in corporate law and structured finance. Prior to opening his own practice, from 1987 to 1997, Mr. Veach was a Senior Shareholder of the law firm of Locke Purnell Rain Harrell, a professional corporation, and represented clients in financial transactions including mortgage and asset securitization, mortgage loan purchase and servicing, structured lease transactions and collateralized debt offerings. From 1983 to 1987, Mr. Veach was an officer of Rauscher Pierce Refsnes, Inc., responsible for its asset and mortgage-backed securities investment banking activities and was President of its securitization conduit. He has participated in over $15 billion in secured debt and real estate transactions. Previously, Mr. Veach was an officer of a national real estate finance firm where he was involved with administration of tax exempt mortgage revenue bond housing programs, origination of residential and commercial mortgage-backed pass-through securities, and participation in the pension and institutional real estate advisory group. From 1975 to 1980, Mr. Veach was a law clerk to a United States District Court and Court of Appeals Judge and an attorney with Locke Purnell. Mr. Veach received a J.D. from Southern Methodist University, and a B.S. in Accounting from Arizona State University.
     Mr. Richard R. Wackenhut has been Vice-Chairman of our Board of Trustees since 1998. Mr. Wackenhut was Chairman of The Wackenhut Corporation (TWC) from May 2002 to October 2003, a subsidiary of Group 4 Flack. Mr. Wackenhut was Vice Chairman, CEO and President of TWC from 2000 to 2002, and Chief Operating Officer of TWC from 1986 to 2000, and a former Director of several domestic subsidiaries. Prior to this tenure, he was Senior Vice President of Operations of TWC from 1983 to 1986 and was Manager of Physical Security of TWC from 1973 to 1974. In addition, Mr. Wackenhut has held various other positions at TWC including the following: Manager of Development at TWC Headquarters from 1974 to 1976; Area Manager of TWC, Columbia, SC from 1976 to 1977; District Manager, Columbia, SC from 1977 to 1979; Director, Physical Security Division at TWC Headquarters 1979 to 1980; Vice President of Operations of TWC from 1981 to 1982, and Senior Vice President, Domestic Operations from 1982 to 1983. Mr. Wackenhut is a former director of Wackenhut Corrections Corporation and a director of several domestic subsidiaries of TWC. He is the former Vice Chairman of Associated Industries of Florida and a former member of The Citadel Advisory Council, and presently serves on the Board of the Citadel’s School of Business Administration. He is a Partner in the RIMAR group of real estate investment companies. He is also a member of the American Society for Industrial Security, a member of the International Security Management Association, and a member of the International Association of Chiefs of Police. He received his B.A. Degree from The Citadel in 1969, and completed the Advanced Management Program of Harvard University School of Business Administration in 1987.
     Mr. Kevin J. Foley has been a trustee of ours since 2005, and is President of The Foley Company, a firm specializing in real estate development and investment in Florida and Texas since 1978. He had the privilege of serving in the Reagan/Bush and Bush/Quayle presidential administrations, and the Bush/Cheney campaigns. In addition, Mr. Foley has served on the boards of St. Mary’s Hospital Foundation; Children’s Hospital at St. Mary’s; Treasure Coast Regional Planning Council; Palm Beach County: Economic Council, Zoning Commission, Criminal Justice Commission; U.S. Congressional Awards Council; U.S. Service Academies Selection Committee; and others. Mr. Foley, a Marine Corps veteran of Vietnam, received a B.S. in Economics and Management from the University of Dayton. He joined the Wall Street investment banking firm of Kidder, Peabody & Co., Inc. in 1972, and subsequently did graduate work at Harvard University and Columbia University.
Class II Trustee who has decided not to seek reelection at the annual shareholders meeting:
     Mr. Anthony P. Travisono has been a trustee of ours since 1998, and was on the graduate extension faculty at Salve Regina University in Rhode Island from 1995 to his recent retirement. He has served as an international consultant on correctional issues. From 1974 to 1991, Mr. Travisono was Executive Director of the American Correctional Association. His career in the correctional field extends over 50 years, during which Mr. Travisono has been Director, Rhode Island Department of Corrections; Director, Rhode Island Department of Social Welfare; Superintendent, Iowa Training School for Boys; and Superintendent, Rhode Island Training School for

Boys. He serves on the Advisory Committee for Women at the Rhode Island Department of Corrections, and on the Advisory Committee for the Rhode Island Salvation Army Rehabilitation Center, and he served as President of New Time, a halfway house for male felons. Mr. Travisono is a 1950 graduate of Brown University, and received a Master’s Degree in Social Work from Boston University in 1953. Mr. Travisono served as a director of Wackenhut Corrections from April 1994 to February 1998.
Executive Officers
     The following information is provided with respect to our executive officers, as of March 13, 2006.
     Mr. Charles R. Jones, 57, has served as our President, Chief Executive Officer and Assistant Secretary as well as a Class III trustee since 1998. See “—Trustees Continuing in Office—Class III Trustees” for more information concerning Mr. Jones.
     Mr. David J. Obernesser, 40, has served as our Vice President, Secretary and Chief Accounting Officer since 2001. Effective January 2002, Mr. Obernesser also became our Chief Financial Officer and Treasurer. On March 1, 2005, Mr. Obernesser was appointed Senior Vice President. Prior to joining us, Mr. Obernesser served from 1998 to 2001 as Controller of Global Technovations, Inc., where he was responsible for financial reporting and SEC compliance. Previously, Mr. Obernesser was the Controller for Ocwen Asset Investment Corp. in 1998, and Assistant Controller for Beacon Properties Corporation from 1994 to 1998. Mr. Obernesser also practiced for three years with Blum, Shapiro & Company, a public accounting firm. Mr. Obernesser received a B.S. in Business Administration from Bryant College in Smithfield, Rhode Island in 1988.
     Our executive officers are elected annually and serve at the discretion of our Board of Trustees, subject to employment agreements with each of the officers.
Vote Required And Board Recommendation
     The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the annual meeting by the holders of the common shares entitled to vote at the annual meeting is required for the election of each of Mr. Anthony and Ms. Arduin, the two nominees as Class II trustees. There are no cumulative voting rights with respect to the election of trustees.
The Board of Trustees unanimously recommends a vote for the election of each of the above nominees as a Class II trustee.
GOVERNANCE AND RELATED MATTERS
     Our business, property and affairs are managed under the direction of our Board of Trustees, except with respect to those matters reserved for our shareholders. Our Board of Trustees establishes our overall corporate policies, reviews the performance of our management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our management. Our Board’s mission is to further the long-term interests of our shareholders. Members of the Board of Trustees are kept informed of our business through discussions with our management, primarily at meetings of the Board of Trustees and its committees, and through reports and analyses presented to them. Significant communications between our trustees and management may occur apart from these meetings. Our independent trustees meet periodically in executive session. Our trustees meet periodically in executive session without management.
How Often Did The Board Of Trustees Meet In 2005?
     The Board of Trustees met four times and took actions by unanimous written consent three times during the 2005 fiscal year. All trustees attended at least 75% of these meetings and at least 75% of the meetings of each of the committees on which they served.

What Committees Has The Board Established?
     Our Board of Trustees has established the committees described below. The charters for our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.CentraCorePropertiesTrust.com under the Corporate Governance section. A copy of any of these charters and our Corporate Governance Guidelines and our Code of Business Conduct and Ethics may be obtained for no cost upon request from our Corporate Secretary. Our internet website and the information contained in it are not incorporated into this proxy statement.
Independent Committee
     We have an Independent Committee, which consists solely of all of the independent trustees, as defined in our Charter and Bylaws. The members of the Independent Committee currently are James D. Motta (Chairman), Clarence E. Anthony, Anthony P. Travisono, Robert R. Veach, Jr., Kevin J. Foley and Donna Arduin. The members of the Independent Committee during the 2005 fiscal year were James D. Motta (Chairman), Clarence E. Anthony, Anthony P. Travisono, Robert R. Veach, Jr., Kevin J. Foley, Donna Arduin and William M. Murphy, who resigned from our Board of Trustees on February 1, 2005. Following Mr. Murphy’s resignation in 2005, Mr. Foley replaced him as a member of the Independent Committee. The selection of operators for our properties must be approved by the Independent Committee as must be the entering into or consummation of any agreement or transaction with The Wackenhut Corporation or The GEO Group, Inc., formerly known as Wackenhut Corrections Corporation, or their respective affiliates. The Independent Committee met twice during 2005.
Corporate Governance and Nominating Committee
     We have a Corporate Governance and Nominating Committee, which consists of three independent trustees. The members of the Corporate Governance and Nominating Committee currently are Robert R. Veach, Jr. (Chairman), Clarence E. Anthony, and James D. Motta. The members of the Corporate Governance and Nominating Committee during the fiscal year 2005 were Robert R. Veach, Jr. (Chairman), Clarence E. Anthony, James D. Motta, and William M. Murphy , who resigned from our Board of Trustees on February 1, 2005. Following Mr. Murphy’s resignation in 2005, Mr. Motta replaced him as a member of the Corporate Governance and Nominating Committee. The purpose of this committee is to set forth the basic corporate governance policies and guidelines adopted by this committee and by the Board for us, to define the basic responsibilities and qualifications of individuals nominated and elected to serve as trustees on the Board, to identify and nominate individuals qualified to become trustees in accordance with such policies and guidelines and to oversee our corporate governance as well as the selection and composition of committees of the Board. The Corporate Governance and Nominating Committee charter is available on our website.
     This committee will consider nominees recommended by shareholders. In order to make a nomination, subject to a limited exception, our Bylaws provide that shareholders must give written notice to our Secretary not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice should be sent to our principal executive office located at 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418. The notice must set forth all information relating to the nominee or nominees that is required to be disclosed in solicitations for proxies under Regulation 14A of the Securities Exchange Act of 1934, as amended, and must state the name and address of the shareholder and the number of common shares owned by the shareholder beneficially and of record. The Corporate Governance and Nominating Committee met once during 2005.
Audit Committee
     We have an Audit Committee whose current members are Robert R. Veach, Jr. (Chairman), James D. Motta and Donna Arduin. The members of the Audit Committee during the fiscal year 2005 were Robert R. Veach, Jr. (Chairman), James D. Motta, Donna Arduin and William M. Murphy, who resigned from our Board of Trustees on February 1, 2005. Following Mr. Murphy’s resignation in 2005, Mr. Veach became Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Trustees. The Audit Committee is responsible for the appointment, compensation and dismissal of our independent registered public accounting firm. The Audit Committee reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves allowable non-audit professional services provided by the independent registered public accounting firm and reviews our significant accounting policies and the adequacy of our internal accounting controls. The Audit Committee met six times during 2005. The Audit Committee charter is available on our website.
     The Audit Committee is currently comprised of three non-employee members of the Board of Trustees, Messrs. Veach (Chairman) and Motta, and Ms. Arduin. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with us that might affect their independence from us, the Board of Trustees has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the New York Stock Exchange, (3) all current committee members are financially literate, and (4) Robert R. Veach, Jr. qualifies as an audit committee financial expert under the applicable rules promulgated under the Securities Exchange Act of 1934, as amended. In making the determination as to Mr. Veach’s status as an audit committee financial expert, the Board determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of the New York Stock Exchange.
     Please refer to the Audit Committee Report, which is set forth on page 11, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2005.
Compensation Committee
     We have a Compensation Committee, whose members during the 2005 fiscal year were and currently are Clarence E. Anthony (Chairman), Anthony P. Travisono, James D. Motta, and Robert R. Veach, Jr. The purpose of this committee is to set forth the basic corporate compensation policies and guidelines adopted by the Compensation Committee for us and to define the goals and objectives intended to be achieved through compensation incentives and rewards. The compensation of our Chief Executive Officer and our Chief Financial Officer, subject to their employment agreements, is ultimately determined by the Compensation Committee or by the Compensation Committee together with the other independent trustees on the Board. The compensation of our senior management is ultimately determined by the Board based upon the advice and recommendations of the Compensation Committee. The Compensation Committee met three times during 2005. The Compensation Committee charter is available on our website.
     Please refer to the Compensation Committee Report, which is set forth on page 12, for a further description of our compensation committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2005.
Executive Committee
     In addition to the committees described above, our board has established an Executive Committee, whose members in 2005 were and currently are Robert R. Veach, Jr. (Chairman), Richard R. Wackenhut and Charles R. Jones. The committee did not meet in 2005. The Executive Committee may exercise all the authority of the full board and take any action that could be taken by the board except those powers and duties that may not be delegated.
Investment Committee
     We have an Investment Committee whose members currently are James D. Motta (Chairman), Robert R. Veach, Jr. and Kevin Foley. The members of Investment Committee during fiscal year 2005 were James D. Motta (Chairman), Robert R. Veach, Jr., Kevin Foley, and William M. Murphy, who resigned from our Board of Trustees on February 1, 2005. Following Mr. Murphy’s resignation in 2005, Mr. Foley replaced him as a member of the Investment Committee. The Investment Committee, which met four times in 2005, reviews management acquisition and investment strategies and proposed terms of prospective transactions.

AUDIT COMMITTEE REPORT
     The Audit Committee of our Board of Trustees is currently composed of three independent trustees, and operates under a written charter, which has been adopted by the Board of Trustees. The Audit Committee held six meetings during the last fiscal year. The Audit Committee meets separately with our Chief Executive Officer, our Chief Financial Officer and our independent registered public accounting firm, Ernst & Young LLP, at selected meetings. The Audit Committee oversees our internal audit function and has outsourced our internal auditing to an independent public accounting firm. The Audit Committee is also responsible for the selection of our independent registered public accounting firm, which selection is being submitted to the shareholders for ratification although shareholder ratification is not required by our Bylaws.
     Management has primary responsibility for our consolidated financial statements and the financial reporting process, including internal control over financial reporting and for its assessment of effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing independent audits of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these audits.
     In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2005 were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting as of December 31, 2005 was effective. The Audit Committee has reviewed and discussed the audited consolidated financial statement for 2005 and internal control over financial reporting as of December 31, 2005 with management and Ernst & Young. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated under that Act, the Audit Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 concerning communication with Audit Committees.
     In addition, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees, and the Audit Committee discussed with Ernst & Young its independence from management and us.
     Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements for 2005 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, to be filed with the Securities and Exchange Commission, and selected Ernst & Young as our independent registered public accounting firm for 2006.
Submitted by the Audit Committee of the Board of Trustees.
Members of The Audit Committee
Robert R. Veach, Jr., Chairman
James D. Motta
Donna Arduin

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
     The Compensation Committee of our Board of Trustees seeks to provide, through its administration of our compensation program, salaries and benefits that are competitive and incentives that are primarily related to corporate performance. The components of the compensation program are base salary, annual incentive bonuses and equity-based compensation.
What is our policy regarding executive officer compensation?
     Our executive compensation policy is designed to enable us to attract, motivate and retain highly qualified executive officers. The key components of our compensation program are:
•	base salary;

•	annual incentive bonus awards; and

•	equity participation in the form of stock options and restricted shares or other equity-based awards under our equity incentive plans.
     In arriving at specific levels of compensation for executive officers, the committee has relied on
•	the recommendations of management;

•	benchmarks provided by generally available compensation surveys; and

•	the experience of committee members and their knowledge of compensation paid by other real estate investment trusts.
     The committee also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers also are entitled to customary benefits generally available to all our employees, including group medical, dental and life insurance and our 401(k) plan. We have employment agreements with our executive officers to provide them with the employment security and severance deemed necessary by the committee to retain them.
What are the components of executive compensation?
     Base salary. In addition to complying with the executive compensation policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for 2005 was based on the executive’s duties and responsibilities, our performance, both financial and otherwise, and the success of the executive in developing and executing our business, financing and strategic plans, as appropriate.
     Bonus. Charles R. Jones received a cash bonus for 2005 equal to 49% of his base salary and David J. Obernesser received a cash bonus for 2005 equal to 37% of his base salary. The 2005 bonuses were based on the degree of our achievement of our financial and other objectives and the degree of achievement by each such officer of his individual objectives as approved by the committee.
     Stock options and restricted shares. Equity participation is a key component of our executive compensation program. We are permitted to grant equity-based awards such as options, restricted and unrestricted shares, deferred shares and other share-based awards. Options and restricted shares are designed to retain executive officers and motivate them to enhance shareholder value by aligning their financial interests with those of our shareholders. Stock options and restricted shares are intended to provide an effective incentive for management to create shareholder value over the long term since the option value depends on appreciation in the price of our common stock over a number of years.
     The Board of Trustees had approved and adopted a Senior Executive Retirement Plan. The only eligible participant in the plan was Charles R. Jones, our chief executive officer. On December 31, 2003, we terminated the

Senior Executive Retirement Plan and entered into a Deferred Share Long-Term Loyalty Bonus Agreement with Mr. Jones. Under the Deferred Share Long-Term Loyalty Bonus Agreement, Mr. Jones was granted 7,500 deferred shares on December 31, 2003, and an additional 500 deferred shares on January 31, 2005 and 2006, and will be granted an additional 500 deferred shares on January 31 of each year beginning in 2007 and ending in 2009 for a total of 10,000 deferred shares. Mr. Jones will become vested in all of the deferred shares granted to him as of the earlier to occur of (i) April 30, 2009, provided he is still employed by us on that date or (ii) any date on or after April 30, 2007 on which his employment with us is terminated for any reason other than his resignation or by us for cause. Any deferred shares that have not vested to him at the time his employment with us is terminated shall be forfeited immediately upon such termination of employment.
How is our chief executive officer compensated?
     The compensation committee annually reviews and recommends to the board the compensation of Charles R. Jones, our chief executive officer, in accordance with the terms of his employment agreement, as well as any variations in his compensation the committee feels are warranted. Mr. Jones, as a member of the board, abstains from all decisions of the board with regard to his compensation. The compensation committee believes that in the highly competitive real estate investment trust industry in which we operate, it is important that Mr. Jones receive compensation consistent with compensation received by chief executive officers of our competitors. See "—Employment Agreements” for a description of the material terms and conditions of Mr. Jones’s employment agreement.
How are we addressing Internal Revenue Code limits on deductibility of compensation?
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer or any of its four other most highly compensated executive officers. Our Amended and Restated 2002 Stock Plan is intended to meet the deductibility requirements of Section 162(m). The compensation committee will review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of our compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes. We are not currently subject to limitation of Section 162(m) because none of our executive officers received cash payments from us during 2005 in excess of $1 million.
Submitted by the Compensation Committee of the Board of Trustees.
Members of The Compensation Committee
Clarence E. Anthony, Chairman
Anthony P. Travisono
James D. Motta
Robert R. Veach, Jr.

ADDITIONAL GOVERNANCE MATTERS
Who is the “Presiding Trustee”?
     In accordance with the New York Stock Exchange corporate governance rules, the Board of Trustees has designated a non-management trustee as Chairman of the Board or, alternatively, a “Presiding Trustee”. In 2002, our Board of Trustees appointed Mr. Veach to serve in that capacity until his successor is selected.
How does the Board select nominees for the Board?
     The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. This committee also has the sole authority to retain and to terminate any search firm to be used to assist in identifying candidates to serve as trustees from time to time. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Corporate Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder under the provisions of our Bylaws relating to shareholder nominations as described in “Advance Notice for Shareholder Nominations and Proposals for New Business” below. The Corporate Governance and Nominating Committee does not solicit trustee nominations from shareholders.
     Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third- party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:
•	Skills, experience, diversity, age, and background;

•	Personal qualities and characteristics, accomplishments, and reputation in the business community;

•	Knowledge and contacts in the communities in which we conduct business and in our business sector or other sectors relevant to our business;

•	Ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	Knowledge and expertise in various activities deemed appropriate by the Board, such as real estate, government, construction, marketing, technology, accounting, finance, and law; and

•	Fit of the individual’s skills, experience, and personality with those of other trustees in maintaining an effective, collegial, and responsive Board.
     The committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent trustees, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.
How does the Board determine which trustees are considered independent?
     The Board has adopted an amended charter of the Corporate Governance and Nominating Committee, which clearly delineates its standards for independence. The independence guidelines adopted by the Board satisfy the listing standards of the New York Stock Exchange. The charter as well as our Corporate Governance Guidelines which also discuss issues of independence can be found in the Corporate Governance section of our website (www.CentraCorePropertiesTrust.com). A copy may also be obtained for no cost upon request from our Corporate Secretary.
     Under this charter, the committee periodically evaluates and reports to the Board on the independence of each member of the Board. The committee analyzes whether a trustee is independent by evaluating, among other factors, the following:
1.	Whether the member of the Board has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us, such as a lessee, lending institution, investment banking firm, law firm, auditing firm, consulting firm or charity;

2.	Whether the member of the Board is a current employee of ours or was an employee of ours within three years preceding the date of determination;

3.	Whether the member of the Board is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of ours, or (ii) any former internal or external auditor of ours or any affiliate of ours, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the Board is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves or served on the compensation committee of another company that concurrently employs or employed the member as an executive officer;

5.	Whether the member of the Board has received, or has an immediate family member who has received, during any twelve month period within the last three years preceding the date of determination, more than $100,000 in direct compensation from us, other than fees or compensation for prior service as a member of the Board and any committee of the Board and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with Board or committee membership matters (provided such compensation is not contingent in any way on continued service);

6.	Whether an immediate family member of the member of the Board is a current executive officer of ours or was an executive officer of ours within three years preceding the date of determination;

7.	Whether an immediate family member of the member of the Board is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of ours, or (ii) any former internal or external auditor of ours or any affiliate of ours which performed services for us within three years preceding the date of determination; and

8.	Whether an immediate family member of the member of the Board is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves or served on the compensation committee of another company that concurrently employs or employed the immediate family member of the member of the Board as an executive officer.

     The above list is not exhaustive and the committee considers all other factors (including New York Stock Exchange and Securities and Exchange Commission’s applicable rules and regulations) which could assist it in its determination that a trustee has no material relationship with us that could compromise that trustee’s independence.
     As a result of this review, the Board affirmatively determined that James D. Motta, Clarence E. Anthony, Anthony P. Travisono, Robert R. Veach, Jr. , Donna Arduin, and Kevin J. Foley are independent of us and our management under the standards set forth in the Corporate Governance and Nominating Committee charter and our Corporate Governance Guidelines. Charles R. Jones is considered an inside trustee because of his employment as one of our senior executives. Richard R. Wackenhut is considered a non-independent outside trustee because of his previous relationships with The GEO Group and affiliates of The GEO Group with whom we do a substantial amount of our business. We provide additional information regarding our relationship with The GEO Group under “Certain Relationships and Related Transactions” below.
How do shareholders communicate with the Board?
     Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Trustees (or Presiding Trustee), our non-management trustees or the audit committee. These communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to addresses and a phone number that are published on our website at www.CentraCorePropertiesTrust.com under “Investor Relations”. All of these concerns will be forwarded to the appropriate trustees for their review, and will be simultaneously reviewed and addressed by our Chief Financial Officer in the same way that other concerns are addressed by us. Our Code of Business Conduct and Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.
Does CentraCore Properties have a Code of Business Conduct and Ethics?
     We have adopted a Code of Business Conduct and Ethics, which is applicable to all of our trustees and employees, including our principal executive officer and our principal financial and accounting officer. This Code of Business Conduct and Ethics is available in the Corporate Governance section of our website (www.CentraCorePropertiesTrust.com). We intend to post all amendments to and waivers from (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or trustees) our Code of Business Conduct and Ethics.
Are trustees limited in how many other boards on which they may serve?
     Under our Corporate Governance Guidelines, trustees are not permitted to serve on the boards (including committees thereof) of more than three other public companies unless it is determined, based on the individual facts, that this other service will not interfere with the trustee’s service on the Board. Trustees should advise the Chairman of the Board and the Chairman of the Corporate Governance and Nominating Committee in advance of accepting an invitation to serve on another public company board.
Does CentraCore Properties have a formal policy regarding director attendance at annual shareholders meetings?
     Our Corporate Governance Guidelines reflect our belief that it is important for members of our Board of Trustees to attend annual meetings of shareholders and we encourage this attendance. To facilitate this, our Bylaws require that we hold an annual meeting of the Board of Trustees immediately after and at the same place as the annual meeting of shareholders. All of our trustees attended the 2005 annual meeting of shareholders.

EXECUTIVE COMPENSATION
     The following table shows, for the fiscal years ended December 31, 2005, 2004 and 2003, total compensation paid to, awarded to, or earned by, our Chief Executive Officer and our other executive officer who served in such capacities as of December 31, 2005. We collectively refer to these executive officers as our named executive officers.
Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Restricted		Awards
				Other Annual		Stock		Securities
Name and Principal				Compensation		Awards		Underlying
Position	Year	Salary ($)	Bonus ($)	($)		($)(3)		Options / SARS (#)
Charles R. Jones	2005	$330,000	$162,500	—		$50,200	(1)	—
President and Chief	2004	$315,000	$157,500	—		$60,360	(2)	—
Executive Officer	2003	$287,000	$132,100	$14,000	(4)	—	(7)	30,000	(5)

David J. Obernesser	2005	$135,000	$50,000	—		$37,650	(1)	—
Vice President and	2004	$120,000	$60,000	—		$15,090	(2)	—
Chief Financial Officer	2003	$107,500	$37,600	$9,275	(4)	—		10,000	(6)

(1)	In 2005, Charles R. Jones was awarded 2,000 restricted shares and David J. Obernesser was awarded 1,500 restricted shares. The values of the restricted stock are based on $25.10 per share which was the closing price of our common stock on the April 28, 2005, the date of grant. The employee recipients of the restricted stock are entitled to receive dividends on all restricted stock whether vested or not. The restricted stock vests as to one fourth of the total on each of the first, second, third and fourth anniversary of the grant date.

(2)	In 2004, Charles R. Jones was awarded 2,000 restricted shares and David J. Obernesser was awarded 500 restricted shares. The values of the restricted stock are based on $30.18 per share which was the closing price of our common stock on the January 22, 2004, the date of grant. The employee recipients of the restricted stock are entitled to receive dividends on all restricted stock whether vested or not. The restricted stock vests immediately as to one fourth of the total and vests one fourth on each of the first, second, and third anniversary of the grant date.

(3)	As of December 31, 2005, Charles R. Jones had 3,000 unvested restricted shares with a value of $80,610 and David J. Obernesser had 1,750 unvested restricted shares with a value of $47,023. The value of the unvested restricted shares at December 31, 2005 is based on the closing price of our common stock on such date of $26.87 per share.

(4)	Represents a discretionary contribution by the Company to the named executive officer’s 401(k) plan account for the year ended December 31, 2003.

(5)	Represents options granted under our 2000 Stock Option Plan and 2002 Stock Option Plan to purchase up to 30,000 common shares at an exercise price of $20.93 per share, which vest in four equal annual installments beginning on January 23, 2003, subject to earlier vesting upon a change of control.

(6)	Represents options granted under our 2002 Stock Option Plan to purchase up to 10,000 shares at an exercise price of $20.93 per share, which vest in four equal annual installments beginning on January 23, 2003, subject to earlier vesting upon a change of control.

(7)	Please see “Long-Term Incentive Plan Awards” disclosure on page 21 regarding the granting of 7,500 deferred shares in 2003 to Charles R. Jones in connection with the termination of the Senior Executive Retirement Plan and the entering into of the Deferred Share Long-Term Loyalty Bonus Agreement.

Employment Agreements
     In October 2004, we entered into an employment agreement with Charles R. Jones, President and Chief Executive Officer, effective as of May 1, 2004, which provides for a five-year term and an annual base salary of $315,000 beginning January 1, 2004 with annual increases of $15,000, $20,000, $25,000 and $25,000 on January 1 of the second, third, fourth and fifth years of the term, respectively. In addition to his base salary, Mr. Jones is eligible to receive annual cash bonuses from 0% to 60% of his base salary in effect as of the beginning of each calendar year (each a “bonus period”) with a minimum bonus for achieving minimum expectations of our compensation committee of 15% of his base salary in effect as of the beginning of such bonus period. Mr. Jones also is eligible to receive an annual long-term incentive bonus of up to 150% of his base salary in effect as of the beginning of a bonus period reduced by the amount of any foregoing cash bonus payable in the same bonus period. This annual long-term incentive bonus may be paid by us in cash or may be awarded and paid pursuant to any plan or arrangement as we may from time to time establish, subject to a vesting schedule and subject to the satisfaction of certain long-term performance criteria which our compensation committee may establish (and adjust) from time to time. Mr. Jones may receive such additional compensation as our board of trustees may in its sole and absolute discretion determine. Annual cash bonuses and annual long-term incentive bonuses will be paid or awarded by us within 2.5 months after the end of the applicable bonus period. If we terminate Mr. Jones’s employment during a bonus period for any reason other than cause (as defined in the agreement), we shall pay him a pro rata portion of the annual cash bonus and annual long-term incentive bonus (the “termination year bonus”) for the bonus period in which such termination of his employment occurs (with the bonus period being deemed to end on the last day of our fiscal quarter in which his employment has terminated and the business criteria for such short bonus period being annualized and determined based upon our unaudited financial statements prepared in accordance with generally accepted accounting principles and reviewed and approved by our compensation committee). The agreement provides that Mr. Jones’s employment may be terminated by us with or without cause (as defined in the agreement) at any time, or by Mr. Jones with or without good reason (as defined in the agreement) at any time upon 30 days’ written notice to us. If we terminate the employment of Mr. Jones without cause, or if Mr. Jones terminates his employment for good reason, we must pay to Mr. Jones (i) unpaid base salary through the date of termination, (ii) accrued but unpaid annual cash bonus and annual long-term incentive bonus, if any, for any bonus period ending on or before the date of termination of his employment with us, (iii) the termination year bonus through the end of the relevant fiscal quarter and (iv) continue to pay his base salary for the remainder of the term of his employment as if his employment had not been terminated. In the event of a change of control (as defined in the agreement), if we terminate Mr. Jones’s employment without cause, or Mr. Jones terminates his employment for good reason, prior to the earlier of the expiration of his term of employment or within one year of the change of control, we must pay Mr. Jones the amounts described in clauses (i) and (ii) in the preceding sentence plus a single lump sum payment, within 30 days of termination of his employment, equal to his base salary through the expiration of the term of his employment as if his employment had not been terminated. In addition, under the preceding two scenarios, Mr. Jones’ equity awards will immediately vest unless otherwise provided in an agreement relating to the vesting of such equity awards. Mr. Jones has agreed not to disclose any of our confidential information, and during his employment and for a period of two years after his employment is terminated for any reason other than good reason, not to compete against us or solicit any of our current employees or former employees (unless such employee has not been employed by us for more than six months) and/or our actual or targeted prospective customers or clients.
     In October 2004, we entered into an employment agreement with David Obernesser, our Chief Financial Officer and Secretary, effective as of May 1, 2004, which provides for a five-year term and an annual base salary of $120,000 beginning January 1, 2004 with annual increases of $15,000, $15,000, $15,000 and $20,000 on January 1 of the second, third, fourth and fifth years of the term, respectively. In addition to his base salary, Mr. Obernesser is eligible to receive annual cash bonuses from 0% to 40% of his base salary in effect as of the beginning of each calendar year (each a “bonus period”) with a minimum bonus for achieving minimum expectations of our compensation committee of 10% of his base salary in effect as of the beginning of such bonus period. Mr. Obernesser also is eligible to receive an annual long-term incentive bonus of up to 100% of his base salary in effect as of the beginning of a bonus period reduced by the amount of any foregoing cash bonus payable in the same bonus period. This annual long-term incentive bonus may be paid by us in cash or may be awarded and paid pursuant to any plan or arrangement as we may from time to time establish, subject to a vesting schedule and subject to the satisfaction of certain long-term performance criteria which our compensation committee may establish (and adjust) from time to time. Mr. Obernesser may receive such additional compensation as our board of trustees may in its sole and absolute discretion determine. Annual cash bonuses and annual long-term incentive bonuses will be paid or awarded by us within 2.5 months after the end of the applicable bonus period. If we terminate Mr. Obernesser’s employment during a bonus period for any reason other than cause (as defined in the agreement), we shall pay him a pro rata portion of the annual cash bonus and annual long-term incentive bonus (the “termination year bonus”) for the bonus period in which such termination of his employment occurs (with the bonus period being deemed to end on the last day of our fiscal quarter in which his employment has terminated and the business criteria for such short bonus period being annualized and determined based upon our unaudited financial statements prepared in accordance with generally accepted accounting principles and reviewed and approved by our compensation committee). The agreement provides that Mr. Obernesser employment may be terminated by us with or without cause (as defined in the agreement) at any time, or by Mr. Obernesser with or without good reason (as defined in the agreement) at any time upon 30 days’ written notice to us. If we terminate the employment of Mr. Obernesser without cause, or if Mr. Obernesser terminates his employment for good reason, we must pay to Mr. Obernesser (i) unpaid base salary through the date of termination, (ii) accrued but unpaid annual cash bonus and annual long-term incentive bonus, if any, for any bonus period ending on or before the date of termination of his employment with us, (iii) the termination year bonus through the end of the relevant fiscal quarter and (iv) continue to pay his base salary for the remainder of the term of his employment as if his employment had not been terminated. In the event of a change of control (as defined in the agreement), if we terminate Mr. Obernesser’s employment without cause, or Mr. Obernesser terminates his employment for good reason, prior to the earlier of the expiration of his term of employment or within one year of the change of control, we must pay Mr. Obernesser the amounts described in clauses (i) and (ii) in the preceding sentence plus a single lump sum payment, within 30 days of termination of his employment, equal to his base salary through the expiration of the term of his employment as if his employment had not been terminated. In addition, under the preceding two scenarios, Mr. Obernesser’s equity awards will immediately vest unless otherwise provided in an agreement relating to the vesting of such equity awards. Mr. Obernesser has agreed not to disclose any of our confidential information, and during his employment and for a period of two years after his employment is terminated for any reason other than good reason, not to compete against us or solicit any of our current employees or former employees (unless such employee has not been employed by us for more than six months) and/or our actual or targeted prospective customers or clients.
Benefit Plans
     1998 Employee Share Incentive Plan. Effective February 19, 1998, we adopted the CentraCore Properties Trust 1998 Employee Share Incentive Plan to enable our executive officers and other key employees and consultants to participate in the ownership of our common shares. This plan is designed to attract and retain executive officers and other key employees and consultants and to provide incentives to these persons to maximize our funds from operations. The plan provides for the award of a broad variety of share-based compensation alternatives such as nonqualified share options, incentive share options, restricted shares, deferred shares and other share-based awards. We had reserved 620,000 common shares for the grant of awards under the 1998 Employee Share Incentive Plan. Upon the granting of all of the available awards under the 1998 Employee Share Incentive Plan, the 2000 Stock Option Plan (described below) was adopted by the Board of Trustees and approved by our shareholders. As of the record date, options and deferred shares to purchase an aggregate of 121,750 common shares were outstanding under the 1998 Employee Share Incentive Plan. There are currently no shares available for the granting of awards under the 1998 Employee Share Incentive Plan.
     1998 Non-Employee Trustees’ Share Option Plan. Effective February 19, 1998, we adopted the CentraCore Properties Trust 1998 Non-Employee Trustees’ Share Option Plan. Under this plan, upon their appointment to our Board of Trustees, we granted to each trustee, who is not an executive officer of ours, an option to purchase from us 5,000 common shares. We also granted annually to each trustee options to purchase up to 2,000 common shares. The options granted to these trustees fully vest on the date of grant. We had reserved 55,000 common shares for the grant of awards under the 1998 Non-Employee Trustees’ Share Option Plan. Upon the granting of all of the available awards under this plan, the 2000 Stock Option Plan (described below) was adopted by the Board of Trustees and approved by our shareholders. As of the record date, options to purchase an aggregate of 44,000 common shares were outstanding under the 1998 Non-Employee Trustees’ Share Option Plan. There are currently no shares available for the granting of awards under the 1998 Non-Employee Trustees’ Share Option Plan.
     2000 Stock Option Plan. Effective January 20, 2000, we adopted the CentraCore Properties Trust 2000 Stock Option Plan to provide our key employees and trustees (including non-employee trustees) with the opportunity to acquire, or increase a proprietary interest in our common shares. We believe this plan created a strong incentive for these individuals to expend maximum effort toward our growth and success and encouraged these individuals to remain in our employ. The plan provided for the award of only nonqualified share options and incentive share options. We had reserved 170,000 common shares for the grant of awards under the 2000 Stock Option Plan. Upon the granting of all of the available awards under the 2000 Stock Option Plan, the 2002 Stock Option Plan (described below) was adopted by the Board of Trustees and approved by our shareholders. As of the record date, options to purchase an aggregate of 67,000 common shares were outstanding under the 2000 Stock Option Plan. There are currently no shares available for the granting of awards under the 2000 Stock Option Plan.
     Amended and Restated 2002 Stock Plan. Effective, January 23, 2002, we adopted the CentraCore Properties Trust 2002 Stock Option Plan to provide our key employees and trustees (including non-employee trustees) with the opportunity to acquire or increase a proprietary interest in our common shares. At our April 28, 2005 annual shareholders meeting, our shareholders approved certain amendments to the plan, which is now referred to as the Amended and Restated 2002 Stock Plan, to permit the awarding, in addition to stock options, of other types of equity-based awards, including share appreciation rights, restricted shares and deferred shares. We believe this plan creates a strong incentive for these individuals to expend maximum effort toward our growth and success and encourages these individuals to remain in our employ. Any awards granted by us will be made under the Amended and Restated 2002 Stock Plan as opposed to the 1998 Stock Incentive Plan, 1998 Non-Employee Trustees’ Share Option Plan and 2000 Stock Option Plan. As of the record date, options to purchase an aggregate of 51,750 common shares were outstanding under the 2002 Stock Option Plan. There are currently 135,950 reserved shares available to grant as awards under the Amended and Restated 2002 Stock Plan.
     Deferred Share Long-Term Loyalty Bonus Agreement. For information regarding this plan, see “Long-Term Incentive Plan Awards” below.
     401(k) Retirement Plan. We have established a tax qualified employee savings and retirement plan. Employees may elect to contribute up to 25% of their annual compensation on a pre-tax basis, subject to applicable federal limitations. “Highly Compensated Employees,” as defined in the retirement plan, are subject to certain other provisions regarding the amount of eligible contributions. Employee contributions may begin on the date of hire and are immediately vested. We have the discretion to make matching contributions to the retirement plan, though we did not make any matching contributions for 2005.
Options/SAR Grants in Last Fiscal Year
     We did not grant any stock options or stock appreciation rights to any of our named executive officers in 2005.
Aggregated Option/SAR Exercises in Last Fiscal Year And Fiscal Year-End Option/SAR Values
     The following table sets forth information with respect to stock option exercises by the named executive officers in 2005 and the number of stock options held by the named executive officers at December 31, 2005:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares Acquired	Value	Options at Fiscal Year-End		Fiscal Year-End (1)
	On Exercise	Realized
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles R. Jones	—	—	161,500	7,500	$1,227,880	$44,550

David J. Obernesser	—	—	22,500	2,500	$203,200	$14,850

(1)	The closing sale price of our common shares on December 31, 2005 as reported by the NYSE was $26.87 per share. Value is calculated by multiplying (a) the difference between $26.87 and each option exercise price by (b) the number of common shares underlying the option.

Long-Term Incentive Plan Awards
     Previously, the Board of Trustees had approved and adopted a Senior Executive Retirement Plan. The only eligible participant in the plan was our Chief Executive Officer. On December 31, 2003, we terminated the Senior Executive Retirement Plan and entered into a Deferred Share Long-Term Loyalty Bonus Agreement with our Chief Executive Officer. Under the Deferred Share Long-Term Loyalty Bonus Agreement, the Chief Executive Officer was granted 7,500 deferred shares on December 31, 2003, 500 deferred shares on January 31, 2005 and 2006 and will be granted an additional 500 deferred shares on January 31 of each year beginning in 2007 and ending in 2009 for a total of 10,000 deferred shares. Distributions will be paid on the outstanding deferred shares equal to any dividends paid on the common shares outstanding.
     The Chief Executive Officer will become vested in all of the deferred shares granted to him as of the earlier to occur of (i) April 30, 2009, provided he is still employed by us on that date or (ii) any date on or after April 30, 2007 on which his employment with us is terminated for any reason other than his resignation or by us for cause. Any deferred shares that have not vested to him at the time his employment with us is terminated shall be forfeited immediately upon such termination of employment.
Compensation of Trustees
     In 2005, the Chairman of the Board and the chairman of each of the following committees of the Board received the following fees for services: Board Chairman — $10,000, Audit Committee Chairman — $6,500, Compensation Committee Chairman — $5,000, Corporate Governance and Nominating Committee Chairman — $3,500, Independent Committee Chairman — $3,500 and Investment Committee Chairman — $3,500. In 2005, each member of the Audit Committee received a fee of $2,000 for services. In addition, non-employee trustees receive $1,500 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. Committee members attending a committee meeting in person will receive $1,000 for each meeting attended in person and $750 for each committee meeting attended by telephone. Committee fees are paid without regard to whether a committee meeting occurs on the day of a meeting of the Board of Trustees. In addition, each non-employee trustee received in 2005 an annual retainer fee of $35,000, which was paid quarterly. Upon the initial acceptance of an appointment or election to our Board of Trustees, each non-employee trustee receives a cash fee equivalent to 1,000 shares multiplied by the closing price of our stock on the date of their appointment or election to our Board of Trustees.
     Each member of the Board of Trustees and each member of a committee of the Board of Trustees is reimbursed for all reasonable and necessary out-of-pocket expenses associated with their service as such or their attendance at meetings of the Board or committees thereof and related activities, including conferences, seminars or other activities related to their service as such.
Compensation Committee Interlocks and Insider Participation
     The membership of the Compensation Committee of our Board of Trustees in 2005 consisted of Clarence E. Anthony, Anthony P. Travisono, James D. Motta and Robert Veach, Jr. No member of the compensation committee was at any time during the past fiscal year an officer or employee of us, was formerly an officer of us or any of our subsidiaries, or had any employment relationship with us.
     During the last fiscal year, none of our executive officers served as:
•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

•	a director of another entity one of whose executive officers served on our compensation committee; or

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, TRUSTEES
AND EXECUTIVE OFFICERS
     The following table sets forth information concerning the beneficial ownership of our common shares as of March 13, 2006 for the following:
•	Each person or entity who is known by us to own beneficially more than 5% of the outstanding common shares;

•	Each of our trustees and nominees for trustee;

•	Our Chief Executive Officer and the other named executive officer; and

•	All of our trustees, trustee nominees and executive officers as a group.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common shares of CentraCore Properties Trust that are subject to stock options that are presently exercisable or exercisable within 60 days of March 13, 2006 are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Common Stock
	Amount & Nature		Percent
	Of Beneficial		Of
Name and Address of Beneficial Owner (1)	Ownership		Class
Charles R. Jones	206,384	(2)	1.8%
Richard R. Wackenhut	10,000	(3)	*
Anthony P. Travisono	20,000	(4)	*
Clarence E. Anthony	15,000	(4)	*
James D. Motta	15,900	(4)	*
Robert R. Veach, Jr.	16,000	(4)	*
Kevin J. Foley	—		*
Donna Arduin	—		*
David J. Obernesser	28,800	(5)	*

All trustees, trustee nominees and executive officers as a group (9 persons)	312,084		2.8%

FMR Corp. (6) 82 Devonshire Street, Boston, MA 02109	1,404,637		12.8%

Morgan Stanley (7) 1585 Broadway, New York, NY 10036	761,333		6.9%

Goldman Sachs Asset Management, L.P.(8) 32 Old Slip, New York, NY 10005	667,522		6.1%

*	Beneficially owns less than 1%.

(1)	Unless provided otherwise, the business address of each beneficial owner is 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida, 33418.

(2)	Includes 169,000 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 13, 2006. Also, includes 5,500 non-vested restricted shares which are subject to restrictions on sale.

(3)	Includes 10,000 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 13, 2006.

(4)	Includes 15,000 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 13, 2006.

(5)	Includes 25,000 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 13, 2006. Also, includes 3,425 non-vested restricted shares which are subject to restrictions on sale.

(6)	Based on Amendment No. 3 to Schedule 13G filed on February 14, 2006. Various affiliates of FMR which are investment advisors and investment companies are deemed to have beneficial ownership of our common shares in their accounts.

(7)	Based on Schedule 13G filed on February 15, 2006. Certain affiliates of Morgan Stanley are investment advisers which are deemed to have beneficial ownership of our common shares in their accounts.

(8)	Based on Amendment No. 4 to Schedule 13G filed on February 6, 2006. Certain affiliates of Goldman are investment advisers which are deemed to have beneficial ownership of our common shares in their accounts.
Securities Authorized For Issuance Under Equity Compensation Plans
     The following table provides information as of December 31, 2005 regarding our equity compensation plans under which our equity securities are authorized for issuance.

Number of Securities
	Number of		Remaining Available
	Securities To Be		For Future Issuance
	Issued Upon	Weighted- Average	Under Equity
	Exercise Of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected In Column
	and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	284,000	$17.98	141,750	(1)
Equity Compensation Plan Not Approved by Security Holders	—	—	—

Total	284,000	$17.98	141,750

(1)	As of December 31, 2005, the 1998 Employee Share Incentive Plan, the 1998 Non-Employee Trustees’ Share Option Plan and the 2000 Stock Option Plan had no shares available and the Amended and Restated 2002 Stock Plan had 141,750 shares available. The shares available for grant of 141,750 does not include 2,000 shares which have been reserved under the 1998 Employee Share Incentive Plan for granting pursuant to the Deferred Share Long-Term Loyalty Bonus Agreement in years 2006 through 2009.

PERFORMANCE GRAPH
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
CentraCore Properties Trust, NAREIT-All Equity, S & P 500 and Russell 2000 Indexes
     The following performance graph compares our share price performance to the Russell 2000 Stock Price Index, the S&P 500 Index and the published National Association of Real Estate Investment Trusts (NAREIT) All Equity Index. The graph assumes that $100 was invested on December 31, 2000, in each of the Trust’s common shares, the Russell 2000, the S & P 500 and the NAREIT All Equity Index, and that all dividends were reinvested. We cannot assure you that the performance of our common shares will continue with the same or similar trends depicted in the graph below.
     The Report of the Audit Committee and the Report of the Compensation Committee and the below Performance Graph included in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in any such filing.

	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005
CentraCore Properties Trust	$100.00	$194.36	$269.75	$383.68	$409.86	$409.29

S & P 500	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75

Russell 2000	$100.00	$102.49	$81.49	$121.94	$144.29	$150.86

NAREIT — ALL	$100.00	$113.93	$118.29	$162.21	$213.43	$239.39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In connection with our organization and the completion of our initial public offering on April 28, 1998, we entered into a series of contractual arrangements with The GEO Group, Inc. Dr. George C. Zoley, who resigned from our Board of Trustees in September 2002, is the Chairman and Chief Executive Officer of The GEO Group. George R. Wackenhut was the former Chairman of The GEO Group, and Richard R. Wackenhut was a member of the Board of Directors of The GEO Group. George R. Wackenhut resigned as Chairman of The GEO Group, and Richard R. Wackenhut resigned as a member of the Board of Directors of The GEO Group in May 2002. In addition, Charles R. Jones, our President and Chief Executive Officer, was previously employed by The GEO Group. Mr. Jones resigned his position with The GEO Group upon completion of our initial public offering in April 1998. Mr. George R. Wackenhut resigned from our Board of Trustees in September 2004.
Initial Facilities
     We and The GEO Group entered into a Purchase Agreement dated April 28, 1998 under the terms of which we acquired, directly or as assignee of The GEO Group’s contract rights, eight correctional and detention facilities operated by The GEO Group for an aggregate cash purchase price of approximately $113.0 million.
Right To Purchase
     Around the time of our formation, we also entered into a Right to Purchase Agreement with The GEO Group. Under this agreement, we have the right, during the 15 years following our initial public offering, to acquire and lease back to The GEO Group any correctional or detention facilities which The GEO Group acquires or has the right to acquire. These facilities are referred to as the “Future Facilities”. The rights set forth in the agreement are effective so long as there are any leases in force between us and The GEO Group and are subject to time restraints on each specific property and subject to exceptions where the sale or transfer of ownership of a facility is restricted under a facility operating agreement or governmentally assisted financing arrangement.
     Under the terms of the Right to Purchase Agreement, we may purchase a particular Future Facility at any time until the earlier of:
          (i) (a) in the case of a newly developed Future Facility, four years from the receipt of a certificate of occupancy for the Future Facility or (b) in the case of an already operating Future Facility, four years from the date the Future Facility is acquired by The GEO Group or the party from which The GEO Group has the right to acquire the Future Facility; or
          (ii) six months after the Future Facility attains an occupancy level of 75% of the number of beds authorized under the certificate of occupancy for the Future Facility, subject to certain limited exceptions.
     The purchase price for each Future Facility will equal 105% (or other lower percentage as may be agreed to by The GEO Group) of the Total Facility Cost of that Future Facility, which may differ from the fair market value of that facility at the time we acquire it. The “Total Facility Cost” equals the aggregate costs related to the acquisition, development, design, construction, equipment and start-up of the respective Future Facility. The GEO Group has agreed that, with respect to goods or services provided by The GEO Group, these costs will not exceed the costs which would be paid if these goods and services had been purchased from a third party in an arm’s length transaction.
     Under the terms of any lease between us and The GEO Group relating to a Future Facility, The GEO Group has a thirty-day right of first refusal on the proposed sale by us of any such Future Facility.
     Pursuant to our Charter and Bylaws, the Independent Committee, which consists solely of independent trustees from our Board of Trustees, is required to approve the entering into or the consummation of any agreement or transaction with The GEO Group or its affiliates including enforcement and negotiation of the terms of any lease of any of our facilities.

Leases
     At the same time we acquired the initial facilities, we leased those facilities to The GEO Group or its affiliate. The facilities are leased to The GEO Group, and The GEO Group will continue to operate the facilities, under the terms of leases for an initial term of 10 years. Subject to specified limited exceptions, the term of each of these leases may be extended by The GEO Group for three additional five-year terms at a fair market rental rate as mutually agreed upon by us and The GEO Group or, in the absence of an agreement, as determined by binding arbitration. In addition, the term of any of these leases will be automatically extended upon expiration of the term on the same terms (including the then applicable base rent and base rent escalation as reflected in the applicable lease) if there is at that time an unexpired sublease with respect to the respective facility. Under the terms of the leases with The GEO Group, The GEO Group has a 30-day right of first refusal on the proposed sale by us of any of the facilities leased to it.
Compliance with Section 16(a) of the Securities Exchange Act
     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers, and persons owning more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16 reports they file.
     To our knowledge, based solely upon a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all Section 16 filing requirements applicable to our trustees, executive officers and greater than 10% beneficial owners were complied with during the year ended December 31, 2005, other than a late filing by Kevin Foley of his Form 3 upon his initial election to the Board due to an administrative error.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Although not required by our Bylaws, the Board of Trustees, following widely accepted corporate practice, is seeking ratification by the shareholders of the appointment of the firm of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year 2006. If the shareholders do not ratify this appointment, our Audit Committee may reconsider its action appointing Ernst & Young LLP. Ernst & Young LLP has been the independent registered public accounting firm for us since July 2002 and has advised us that no partner or employee of Ernst & Young LLP has any direct financial interest or any material indirect interest in us other than receiving payment for its services as independent registered public accounting firm.
     A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. This representative will also be available to respond to appropriate questions raised orally at the meeting.
     Aggregate fees and costs billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2005 and 2004, were as follows for the referenced services:
Audit Fees
     Ernst & Young billed us an aggregate of $154,386 and $121,252 for professional services for the audit of our financial statements and review of the financial statements included in our quarterly reports on Form 10-Q for fiscal year 2005 and 2004, respectively. Ernst & Young billed us an aggregate of $90,000 and $80,600 for professional services in connection with the audit of management’s assessment of its internal control over financial reporting for fiscal year 2005 and 2004, respectively. In 2004, Ernst & Young billed us $12,000 in connection with a consent for a registration statement and for other related services in connection with our Securities and Exchange Commission filings.

Audit-Related Fees
     There were no audit-related fees billed to us by Ernst & Young during the 2005 and 2004 fiscal year.
Tax Fees
     Ernst & Young billed us an aggregate of $44,550 and $41,000 during fiscal year 2005 and 2004, respectively, for tax return preparation and services.
All Other Fees
     No other fees were billed to us by Ernst & Young during fiscal year 2005 or 2004.
Policy Concerning Approval of Audit and Non-Audit Services
     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that the Audit Committee has authority to pre-approve all audit and allowable non-audit services to be provided to us by our outside registered public accounting firm.
     The Audit Committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the Audit Committee so long as any decision made by that member or members is presented to the full Audit Committee at its next scheduled meeting.
     The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraphs with the maintenance of the principal accountant’s independence from us and has determined that the provision of these services is not incompatible with the maintenance of the requisite independence.
     The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.
Vote Required And Board Recommendation
     The affirmative vote of a majority of the common shares present, either in person or by proxy, at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year.
     The Audit Committee and the Board of Trustees unanimously recommend a vote for ratification of the appointment of Ernst & Young.
ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS
AND PROPOSALS FOR NEW BUSINESS
     In order for a shareholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2007 annual meeting of shareholders, the proposal must be received at our principal executive office, 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418, Attention: Secretary, on or before November 29, 2006.
     In addition, our Bylaws provide that in order for a shareholder to nominate a candidate for election as a trustee or propose business at our 2007 annual meeting of shareholders that is or is not the subject of a proposal timely submitted for inclusion in our proxy statement, written notice of this nomination or business, as prescribed in our Bylaws, must be received by our Secretary between January 27, 2007 and February 26, 2007. For additional requirements, a shareholder should refer to our Bylaws, a copy of which may be obtained from our Secretary without charge and upon request.

ANNUAL REPORT ON FORM 10-K
     We have mailed copies of our 2005 annual report to shareholders with this proxy statement to holders of our common shares as of the record date. A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and the schedules thereto, but excluding exhibits thereto, will be made available without charge to interested shareholders upon written request to us at 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418.
OTHER MATTERS
     As of the date of this proxy statement, the Board of Trustees knows of no other matters to come before the annual meeting other than as set forth in the notice of annual meeting and described in this proxy statement. However, if any other matter properly comes before the meeting or any adjournment or postponement thereof, the person or persons named as proxies intend to vote on such matters in accordance with their discretion on such matters.
BY ORDER OF THE BOARD OF TRUSTEES.
David J. Obernesser
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer
March 28, 2006

☒

Please Mark
Here for Address
Change
or Comments
SEE REVERSE SIDE

The Board of Trustees recommends a vote FOR each of the Nominees for Class II trustee and FOR Proposal 2.

1.      ELECTION OF CLASS II TRUSTEES:
Nominees:
1.      Clarence E. Anthony
2.      Donna Arduin

VOTE FOR all nominees listed (except as marked to the nominees the contrary)	VOTE WITHHELD as to all

☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of CentraCore Properties Trust for the fiscal year 2006.	☐	☐	☐

3.	To vote and otherwise represent the undersigned upon such other business as may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.	☐	☐	☐

Signature(s)______________________ Signature if held jointly___________________________ Dated: _______________, 2006
Please date and sign exactly as name appears above. Joint owners should each sign. Attorneys-in-fact, Executors, Administrators, Trustees, Guardians, or corporate officers should give full title. Please sign and return this Proxy in the accompanying addressed envelope.

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FORM OF PROXY
CENTRACORE PROPERTIES TRUST
PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Trustees
The undersigned shareholder(s) of CentraCore Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby revoking any proxy heretofore given, does hereby appoint Charles R. Jones and David J. Obernesser, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all common shares of the Trust that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of the Trust to be held at Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida, at 11:30 a.m. local time on April 27, 2006, and any adjournment or postponement thereof, with all powers possessed by the undersigned if personally present at the meeting on the following proposals, each as described more fully in the accompanying proxy statement, and any other matters properly coming before said meeting. The undersigned hereby acknowledges receipt of the Notice of the 2006 Annual Meeting of Shareholders and the accompanying Proxy Statement, together with the 2005 Annual Shareholders’ Report.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR CLASS II TRUSTEE NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO THE EXTENT PERMITTED BY APPLICABLE LAW.
(Continued, and to be marked, dated and signed, on other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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